Exhibit 99.1

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES VOTING RESULTS

FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

LOUISVILLE, Ky. (May 18, 2010) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced the voting results of the Company’s 2010 Annual Meeting of Shareholders held on May 18, 2010 at the Company’s office in Louisville, Kentucky.

At the annual meeting, the Company’s shareholders voted to elect the following board members to terms expiring at the Company’s 2011 Annual Meeting of Shareholders: Edward L. Kuntz, Joel Ackerman, Ann C. Berzin, Jonathan D. Blum, Dr. Thomas P. Cooper, Paul J. Diaz, Isaac Kaufman, Frederick J. Kleisner, Eddy J. Rogers, Jr. and Phyllis R. Yale.

In addition to electing directors, the Company’s shareholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2010 and did not approve a shareholder proposal urging the expansion of stock ownership requirements for the Company’s executive officers.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-200 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of over $4.2 billion and approximately 53,800 employees in 40 states. At March 31, 2010, Kindred through its subsidiaries provided healthcare services in 619 locations, including 83 long-term acute care hospitals, 222 nursing and rehabilitation centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 314 non-affiliated facilities. Ranked one of Fortune magazine’s Most Admired Healthcare Companies in 2009 and 2010, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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502.596.7300    www.kindredhealthcare.com